                                                               EXHIBIT (m)(2)(b)

                     CLASS B DISTRIBUTION AND SERVICE PLAN
                                  SCHEDULE A

                             PF AIM Blue Chip Fund
                         PF AIM Aggressive Growth Fund
                        PF INVESCO Health Sciences Fund
                           PF INVESCO Technology Fund
                         PF Janus Strategic Value Fund
                            PF Janus Growth LT Fund
                       PF Lazard International Value Fund
                           PF MFS Mid-Cap Growth Fund
                           PF MFS Global Growth Fund
                           PF PIMCO Managed Bond Fund
                       PF Pacific Life Money Market Fund
                          PF Putnam Equity Income Fund
                            PF Putnam Research Fund
                    PF Salomon Brothers Large-Cap Value Fund


Effective:  December 31, 2001